As Filed with the Securities                     Registration No. ____________
and Exchange Commission on
October 20, 2000.

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                   ________________________________________

                   F O R M   S - 8 REGISTRATION STATEMENT
                     Under the Securities Act of 1933

                   South Texas Drilling & Exploration,Inc.
                        (Exact name of issuer as specified in its charter)
     Texas                                                   74-2088619
(State or other                                             (I.R.S. Employer
jurisdiction of                                             Identification
incorporation or organization)                              Number)


  9310 Broadway, Bldg. 1, San Antonio, Texas                     78217
(Address of Principal Executive Office)                        (Zip Code)

        1995 SOUTH TEXAS DRILLING & EXPLORATION, INC. STOCK PLAN &
         1999 SOUTH TEXAS DRILLING & EXPLORATION, INC. STOCK PLAN
                          (Full title of the Plans)

                             WILLIAM STACY LOCKE
                9310 Broadway, Bldg. 1, San Antonio, Texas 78217
                    (Name and address of agent for service)

                              (210) 828-7689
        (Telephone number, including area code, of agent for service)

                       Calculation of Registration Fee
                                               Proposed
Title of                     Proposed          maximum            Amount of
securities to  Amount to be  maximum offering  aggregate offering registration
be registered  registered    price per unit    price              fee

Common Stock
$.10 par value 3,000,000(1)  $0.75(2)          $2,250,000(2)      $594.00

(1) This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Agreements and the Plan in the event of Common Stock dividends, Common Stock splits, mergers, reorganizations, split-ups, combinations, recapitalizations or other changes in Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The Documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

          The following documents filed by South Texas Drilling & Exploration, Inc. (hereinafter the "Company" or the "Registrant") with the Commission are incorporated in and made a part of this Registration Statement by reference:
Annual Report on Form 10-K for the fiscal year ended March 31, 2000; Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and Current Report on Form 8-K dated August 21, 2000.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.     Description of Securities

             Non-applicable.

Item 5.     Interests of Named Experts and Counsel

             Non-applicable.

Item 6.     Indemnification of Directors and Officers

        The Company's Restated Articles of Incorporation eliminate liability of the Company's directors for monetary damages for breaches of their fiduciary duty of care to the Company and its shareholders, but not for breaches of their duty of loyalty to the Company, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law and actions leading to improper personal benefit to the directors. The Company is authorized under its Bylaws to maintain, on behalf of its officers and directors, insurance against certain liabilities arising out of the discharge of their duties and also to maintain insurance covering the Company against indemnification payments to its officers and directors for certain liabilities. In addition, the Company's Bylaws provide that each director and officer shall be indemnified to the full extent permitted by Texas law. The Company has also entered into indemnification agreements with each of its officers and directors whereby each director and officer shall be indemnified by the Company against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.     Exemption from Registration Claimed

          Non-applicable.

Item 8.     Exhibits

          4.1    The Company's Articles of Incorporation
          4.2    Articles of Amendment to the Company's Articles of
                 Incorporation.
          4.3 The Company's Bylaws (previously filed as an Exhibit to Company's Annual Report on Form 10-K, File No. 2-70145).
          4.4    Form of 1995 South Texas Drilling & Exploration, Inc. Stock
                 Plan.
          4.5    Form of 1999 South Texas Drilling & Exploration, Inc.
                  Stock Plan (previously filed as an Exhibit to Company's Annual
                 Report o Form 10-K, File No.2-70145).
          5.1    Opinion of Matthews & Branscomb, P.C.
          23.1   Consent of KPMG LLP
          23.2 Consent of Matthews & Branscomb, P.C. is included in their opinion filed as Exhibit 5.1 of this Registration Statement.

Item 9.     Undertakings

          (a)     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                    (ii) To reflect in the prospectus any facts or
                         events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                    (iii)To include any material information with
                         respect to the plan of distribution
                         not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or
               Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14(a)-3 or Rule 14(c)-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sooner given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer or controlling person of the Registrant the successful defense of any action, suit or proceeding) as asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on October 17, 2000.

                                            REGISTRANT:

                                            SOUTH TEXAS DRILLING &
                                            EXPLORATION,INC.

                                            By: /s/ Wm. Stacy Locke
                                            Name: Wm. Stacy Locke
                                            Title: President and CFO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


  10/18/2000                             /s/ Michael E. Little
Date                                   Michael E. Little, Chairman, Chief
                                       Executive Officer and Director


  10/18/2000                             /s/ Wm. Stacy Locke
Date                                   Wm. Stacy Locke, President, Chief
                                       Financial Officer and Director


  10/18/2000                             /s/ William D. Hibbetts
Date                                   William D. Hibbetts, Director


______________________
Date                                   Richard Phillips, Director


_____________________
Date                                   William H. White, Director


  10/18/2000                             /s/ Chris F. Parma
Date                                   Chris F. Parma, Vice President and
                                       Chief Accounting Officer


                          REOFFER PROSPECTUS


     This Prospectus relates to 1,500,000 shares of the Common Stock, par value $.10 per share ("Common Stock"), of South Texas Drilling & Exploration, Inc. (the "Company" or "South Texas"), to be acquired by the 1995 Selling Shareholders (as defined below) upon the exercise of the options granted under the 1995 Stock Plan, (the "1995 Plan") and 1,500,000 shares of the Common
Stock, of the Company to be acquired by the 1999 Selling Shareholders (as defined below) (the 1995 Selling Shareholders and the 1999 Selling
Shareholders, sometimes collectively being referred to as the "Selling Shareholders") upon the exercise of the options granted under the 1999
South Texas Drilling & Exploration, Inc. Stock Plan (the
"1999 Plan"). This Prospectus also relates to such additional number of shares, presently undeterminable, as may become issuable under the 1995 Plan and 1999 Plan in the event of Common Stock dividends, Common Stock splits, mergers, reorganizations, split-ups, combinations, recapitalizations or other changes in the Common Stock. This Prospectus is intended for use in connection with any resale of shares of Common Stock by any 1995 Selling Shareholder (as defined below) or 1999 Selling Shareholder (as defined below) who may be deemed an "affiliate" of the Company within the meaning of the Securities Act of 1933 (the "1933 Act") and the rules and regulations promulgated thereunder. This Prospectus is being filed by the Company in conjunction with a Form S-8 Registration Statement of even date herewith.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus; and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholders. The delivery of this Prospectus at any time does not imply that any information contained in it is correct as of any time subsequent to the date upon it. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. FOR A DISCUSSION OF CERTAIN CONSIDERATIONS INVOLVED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS."

     ___________________________________________________

     The date of this Prospectus is October 17, 2000.


                          TABLE OF CONTENTS


                                                                        Page

Available Information                                                     8

Incorporation of Certain Documents by Reference                           8

Risk Factors                                                              9

Use of Proceeds                                                          13

Selling Shareholders                                                     13

Plan of Distribution                                                     14

Indemnification of Directors and Officers                                14


                            AVAILABLE INFORMATION


     South Texas Drilling & Exploration, Inc. (the "Company" or "South Texas") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's office at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 26 Federal Plaza, New York, New York 10007; and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such reports, proxy statements and other information concerning the Company can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: Annual Report on Form 10-K for the fiscal year ended March 31, 2000; Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and Current Report on Form 8-K dated August 21, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Prospectus, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     South Texas will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information referred to above that has been or may be incorporated by reference into this Prospectus (not including exhibits to the information so incorporated unless such exhibits are specifically incorporated by reference as well). Such request should be addressed to South Texas Drilling & Exploration, Inc., 9310 Broadway, Bldg. 1, San Antonio, Texas 78217.


                 SOUTH TEXAS DRILLING & EXPLORATION, INC.


     South Texas Drilling & Exploration, Inc. and its subsidiaries (the "Company") are engaged in the business of providing land contract drilling services for the oil and gas industry; and oil and gas exploration and development activity for its own account.

                               RISK FACTORS

     The securities offered hereby involve some risk. In analyzing this offering, prospective investors should carefully consider, among others, the matters set forth below. The order in which such risks are discussed is not necessarily indicative of their relative significance.

CONTRACT DRILLING

     On August 21, 2000, the Company acquired all of the issued and outstanding stock of Pioneer Drilling Co., a Texas corporation. Pioneer Drilling Co. is engaged in the onshore contract drilling business, and its assets include four drilling rigs and associated machinery and equipment, three of which are owned by the Company and one of which is leased from International Drilling Services, Inc. The Company intends to continue Pioneer Drilling Co.'s drilling business, and to utilize its drilling assets in conjunction with the Company's land contract oil and gas drilling operations.

      In September, 1999, the Company completed its acquisition of the drilling operations of Howell Drilling, Inc., a San Antonio, Texas based land drilling contractor. The purchase included two drilling rigs, a Cabot 900 and a Cabot 750, drill pipe and collars, assorted spare drilling equipment, transportation equipment and office furniture and fixtures.

     At the end of fiscal 2000, the Company owned eight land drilling rigs with approximate depth capabilities ranging from 7,000 feet to 12,000 feet. All of the Company's rigs were operated during fiscal 2000; however, Rig 4 was out of service for approximately four months while undergoing refurbishment and Rig 9 was stacked in the Company's yard for approximately five months.

Drilling Equipment

     A land drilling rig consists of engines, drawworks, mast, pumps to circulate the drilling mud, blowout preventors, drillstring and related equipment. The size and type of rig used depends upon well depth and site
conditions, among other factors.   A description of the type and capability of
the land drilling rigs owned by the Company as of the date hereof is set forth in the following table:



                                           Approximate          Aggregate
   Rig                                        Depth             Utilization
 Number              Type                   Capability          During 2000
   1               Cabot 750-E                9,500                 n/a*
   2               Cabot 750-E                9,500                 n/a*
   3             National 110-E              16,000                 n/a*
4(leased)           RMI 1000-E               16,000                 n/a*
   5           Gardner-Denver 500H           10,500                 73%
   6          Skytop-Brewster DHI-4610       10,500                 68%
   9                Weiss W-45                8,500                 45%
   10          Skytop-Brewster N-46          11,500                 31%
   11          Skytop-Brewster N-46          12,000                 62%
   12              Cabot 900                 10,500                 75%
   14          Skytop-Brewster N-46          12,000                 59%
   15              Cabot 750                 11,000                 62%
* owned/leased by Pioneer Drilling during fiscal 2000

     Minor repair work on the drilling rigs is performed on-site by the Company's employees, but major repair work and overhaul of drilling equipment on a contractual basis are performed by unaffiliated oil field service companies. In the event of major breakdowns or mechanical problems, the Company's rigs could be subject to significant idle time and a resulting loss of revenue if such repair services were not immediately available. The Company engages in periodic maintenance and improvement of its drilling equipment and believes that its drilling rigs and other related equipment are in good operating condition. The Company has experienced no substantial down time as the result of repair or overhaul of its equipment.

     Principal materials, supplies and equipment necessary for drilling operations are fuels to operate drilling equipment, drilling mud, tubular steel, cement, drill bits, and other miscellaneous items. Certain of these items were in short supply from time to time during prior periods of high drilling demand. At the present time, the Company is not experiencing any significant shortages of materials, supplies and equipment used in drilling, and does not foresee any shortages materially affecting its operations.

Contracts

     All contracts under which the Company is presently conducting its land drilling operations provide for rate charges determined on a daywork, footage or turnkey basis, with rates dependent on the anticipated complexity of drilling the well, on-site drilling conditions, the type of equipment to be used, the Company's estimate of the risks involved, the duration of the work to be performed and competitors' rates among other considerations. Daywork contracts provide for a fixed charge per day for drilling the well, and the customer generally bears the major portion of the related costs and risks of drilling.

     With certain limitations, contracts entered into on a footage basis provide for an agreed price per foot drilled regardless of the time required or the problems involved in drilling the well. Related costs of drilling (i.e., rig mobilization, labor, fuel usage and other costs) are included in the footage charge. As compared to daywork contracts, footage contracts involve a higher degree of risk to the Company.

     Contracts entered into on a turnkey basis usually require the Company to deliver to the operator a completed hole drilled to a specified depth. In addition to all costs incurred when drilling on a footage basis, the Company is usually also responsible for drilling fluids, water and other costs. As this type of contract places a greater degree of risk on the Company than daywork or footage contracts, the anticipated gross margin on this type of contract is greater than on daywork or footage contracts.

     Drilling contracts are obtained either through competitive bidding or through direct negotiation. Contracts are usually entered into by the Company covering the drilling of one well and obligate the Company to advance certain costs and to assume certain expenses in connection with drilling operations. During the year ended March 31, 2000, the Company drilled 58 wells with 22% of contract drilling revenues attributable to daywork contracts, 1% to footage contracts, and 77% to turnkey contracts. During the year ended March 31, 1999, the Company drilled 53 wells with 46% of contract drilling revenues attributable to daywork contracts, 2% to footage contracts, and 52% to turnkey contracts.

     In several previous years uncertainty relating to oil and gas prices and the domestic gas surplus has led to significant reductions in drilling activity by oil and gas producing companies. Fiscal 1997, however, saw a reversal of the downward trend of prior years. The increased drilling activity continued through the third quarter of fiscal 1998, but it weakened considerably during calendar years 1998 and 1999 due primarily to a substantial decrease in oil prices. In January, 2000, oil and gas prices began rising and demand for drilling rigs also increased.

     During the year ended March 31, 2000, the Company's three largest customers, Cody Energy, Inc., Kebo Oil & Gas, Inc. and Titan Resources, Inc. each accounted for just over 7% of contract drilling revenues. The Company actively markets its rigs and completed contracts for 38 customers in 2000 compared to 26 customers in 1999 and 37 customers in 1998. The loss of any of the Company's land drilling customers could have a material adverse effect on the Company's business, particularly with respect to the time required to find other users of the rig concerned.

Competitive, Business and Operational Risks in Contract Drilling

     The Company encounters substantial competition in its contract drilling operations from other drilling contractors. The usual method of competition in the contract drilling industry is on the basis of price, customer relations, rig availability and suitability, service, performance and condition of equipment used. Competition for contract drilling is primarily on a regional basis, and many of the Company's competitors in south Texas have financial resources, technical staffs and facilities substantially greater than those of the Company.


     Land contract drilling in oil and gas operations is subject to a number of operational risks and hazards including blowouts, cratering, fires and explosions. Any one of these events could cause serious damage to equipment, personnel, property and/or the financial condition of the Company. In addition, there is a risk that damage to the environment could result from some of the Company's operations, particularly through oil spillage or extensive, uncontrolled fires. While the Company believes that it is adequately insured against normal and foreseeable risks in its operations in accordance with industry standards, such insurance may not be adequate to protect the Company against liability from all consequences of well disasters, extensive fire damage, or damage to the environment. In the event that such insurance was not adequate, the occurrence of a significant event could have a material adverse effect on the Company's financial position and results of operations. Under current conditions, the Company anticipates that its present insurance coverage will be maintained, but no assurance can be given that insurance coverage will continue to be available at rates considered reasonable or that certain types of coverage will be available at any cost.


GOVERNMENTAL REGULATION

Future Legislation

     Currently there are many legislative proposals pertaining to regulation of the oil and gas industry, which may directly or indirectly affect the Company's activities. No prediction can be made as to what additional energy legislation may be proposed, if any, or which bills may be enacted or when any such bills, if enacted, would become effective.

Regulation of the Environment

     The exploration, development, production and processing of oil and gas, including the disposal of produced water, are subject to various federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of the Company's day-to-day operating procedures. Infrequently, accidental discharge of materials such as oil, natural gas, drilling fluids or contaminated water can and does occur. Such accidents can require material expenditures to correct.

     Various state and governmental agencies are considering, and some have adopted, other laws and regulations regarding environmental control which could adversely affect the business of the Company. Compliance with such measures, together with any penalties resulting from noncompliance therewith, may increase the cost of oil and gas development, production and processing operations or may affect the ability of the Company to complete existing or future activities in a timely manner.

Compliance with Regulations

     The Company believes that it complies with all material legislation and regulations affecting its operations in the drilling of oil and gas wells and in controlling the discharge of wastes. Compliance has not, to date, materially affected the capital expenditures, earnings or competitive position of the Company, although these measures add to the costs of operating drilling equipment in some instances, and in others they may operate to reduce drilling activity. The Company does not expect to incur material capital expenditures in the next fiscal year in order to comply with current environmental control regulations. Further legislation or regulation may reasonably be anticipated, but the effects thereof on operations cannot be predicted.

     The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and comparable state statutes require the Company to organize and report certain information about the hazardous materials used in its operations to employees, state and local government authorities, and local citizens.

PRINCIPAL CUSTOMERS

     During the year ended March 31, 2000, the Company's three largest customers, Cody Energy, Inc., Kebo Oil & Gas, Inc. and Titan Resources, Inc. each accounted for just over 7% of contract drilling revenues. The loss of any of these customers could have a material adverse effect on the Company's business resulting from rig down time while attempting to find other users of the Company's rigs.

EMPLOYEES

     At May 8, 2000, the Company had 215 full-time employees, of whom 184 were paid on an hourly basis and were engaged in operating the Company's drilling rigs or in other operations. Of the total employees, 12 were administrative employees and 19 were supervisory. None of the employees are represented by any union or collective bargaining group, and there is no history of strikes, slow downs, or other material labor disputes. Management believes that the Company's relations with its employees are satisfactory.

                            USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock pursuant to the 1995 Plan will be added to the Company's working capital and used for general corporate purposes. The net proceeds received by any Selling Shareholder upon the sale of the Common Stock issued pursuant to the 1995 Plan shall be used for the personal purposes of the Selling Shareholder.

                       1995 SELLING SHAREHOLDERS

     It is anticipated that the individuals listed below (individually, the "1995 Selling Shareholder" and collectively, the "1995 Selling Shareholders") will sell, from time to time, some or all of the shares of Common Stock issued pursuant to the 1995 Plan. The number of shares of Common Stock which are subject to options granted under the Agreements and the 1995 Plan as of September 22, 2000, and which may be offered for sale by the Selling Shareholders pursuant to this Prospectus, is listed below. The number of shares of Common Stock beneficially owned by the 1995 Selling Shareholders as of September 22, 2000, is also provided below.

Name of Selling
Shareholder and       Shares of Common Stock       Shares of Common Stock       Percentage of
Relationship with     Subject to Options under     Beneficially Owned by        Total Shares
the Company           the 1995 Plan(1)             Selling Shareholder(1)(2)    Outstanding
Wm. Stacy Locke       800,000                      1,190,480                    9.53%
   President & CFO
William D. Hibbetts    15,000                        131,612                    1.05%
   Director
Richard Phillips      160,000                        400,144                    3.20%
   Director
William H. White       10,000                         10,000                    0.08%
   Director
Ernie Burns            12,500                         25,000                    0.20%
   Vice President
Chris F. Parma         45,000                         47,688                    0.38%
   Vice President
O. Stanley Kubish       7,000                         10,000                    0.08%
   Superintendent
J. C. Sinesh            6,000                         10,000                    0.08%
   Yard Manager
J. V. Garcia            5,000                          5,000                    0.04%
   Toolpusher



 (1) Pursuant to Rule 13d-3(d), a person is the beneficial owner of securities subject to an option only if the option is exercisable within sixty (60) days; accordingly, not all of the shares of Common Stock subject to options under the Agreements and/or the 1995 Plan are reflected as being beneficially owned by the Selling Shareholder.
 (2) Each holder has advised the Company that, except as noted below, it has sole investment and voting power with respect to the shares indicated.


                       1999 SELLING SHAREHOLDERS

     It is anticipated that the individuals listed below (individually, the "1999 Selling Shareholder" and collectively, the "1999 Selling Shareholders") will sell, from time to time, some or all of the shares of Common Stock issued pursuant to the 1999 Plan. The number of shares of Common Stock which are subject to options granted under the Agreements and the 1999 Plan as of September 22, 2000, and which may be offered for sale by the Selling Shareholders pursuant to this Prospectus, is listed below. The number of shares of Common Stock beneficially owned by the 1999 Selling Shareholders as of September 22, 2000, is also provided below.


Name of Selling
Shareholder and       Shares of Common Stock          Shares of Common Stock        Percentage of
Relationship with     Subject to Options under        Beneficially Owned by         Total Shares
the Company           the 1999 Plan(1)                Selling Shareholder(1)(2)     Outstanding
Michael E. Little     130,000                         433,832                       3.47%
     Chairman & CEO


 (1) Pursuant to Rule 13d-3(d), a person is the beneficial owner of securities subject to an option only if the option is exercisable within sixty
(60) days; accordingly, not all of the shares of Common Stock subject to options under the Agreements and/or the 1999 Plan are reflected as being beneficially owned by the Selling Shareholder.
 (2) Each holder has advised the Company that, except as noted below, it has sole investment and voting power with respect to the shares indicated.


                               PLAN OF DISTRIBUTION

     The Selling Shareholders, or their pledges, donees, transferees or other successors in interest, may sell from time to time their shares of Common Stock issued pursuant to the 1995 Plan or 1999 Plan (i) pursuant to this Prospectus in compliance with the 1933 Act, or (ii) in a transaction exempt from the registration provisions of Section 5 of the 1933 Act. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales.

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Articles of Incorporation eliminate liability of the Company's directors for monetary damages for breaches of their fiduciary duty of care to the Company and its shareholders, but not for breaches of their duty of loyalty to the Company, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law and actions leading to improper personal benefit to the directors. The Company is authorized under its Bylaws to maintain, on behalf of its officers and directors, insurance against certain liabilities arising out of the discharge of their duties and also to maintain insurance covering the Company against indemnification payments to its officers and directors for certain liabilities. In addition, the Company's Bylaws provide that each director and officer shall be indemnified to the full extent permitted by Texas law. The Company has also entered into indemnification agreements with each of its officers and directors whereby each director and officer shall be indemnified by the Company against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              EXHIBIT 4.1

                          ARTICLES OF INCORPORATION
                                    OF
                             S T DRILLING, INC

     I, the undersigned natural person of the age of eighteen (18) years or more, being a citizen of the State of Texas, acting as an incorporator of a corporation ("Corporation") under the Texas Business Corporation Act ("Act"), adopt the following Articles of Incorporation for the Corporation:

                                ARTICLE ONE
                                   Name
               The name of the Corporation is S T Drilling, Inc.

                               ARTICLE TWO
                                Duration
          The period of the duration of the Corporation is perpetual.

                             ARTICLE THREE
                                Purposes
          The purposes for which the Corporation is organized are:

(a) To explore, prospect, drill for, produce, market, sell and deal in and with petroleum, mineral, animal, vegetable, and other oils, asphaltum, Natural gas, gasoline, naphthene, hydrocarbons, oil shales, sulphur, salt, clay, coal, minerals, mineral substances, metals, ores of every kind or other mineral or nonmineral, liquid, solid, or volatile substances and products, byproducts, combinations, and derivatives thereof, and to buy, lease, hire, contract for, invest in, and otherwise acquire, and to own, hold, maintian, equip, operate, manage, mortgage, create security interests in, deal in and with, and to sell, lease, exchange, and otherwise dispose of oil, gas, mineral, and mining lands, wells, mines, quarries, rights, royalties, overriding royalties, oil payments, and other oil, gas, and mineral interests, claims, locations, patents, concessions, franchises, real and personal property, and all interests therein, vehicles, crafts, and machinery for use on land, water, or air, for prospecting, exploring, and drilling for, producing, gathering, purchasing, leasing, exchanging, or otherwise acquiring, selling, exchanging, trading for, or otherwise disposing of such mineral and non mineral substances; and to do engineering and contracting and to design, construct, drill, bore, sink, develop, improve, extend, maintain, operate, and repair wells, mines, plants, works, machinery, appliances, rigging, casing, and tools, for this Corporation and other persons, associations, or corporations.

     (b) To establish and maintain a drilling business with authority to own and operate drilling rigs, machinery, tools, or apparatus necessary in the boring or otherwise sinking of wells for the production of oil, gas, or water; to manufacture, buy, sell, lease, let, and hire machines and machinery, equipment, tools, implements, and appliances, and all other property, real and personal, useful or available in prospecting for and in producing, petroleum and natural gas and all other volatile and mineral substances and their products and by-products and of all articles and materials in any way resulting from or connected therewith; to purchase, lease, construct, or otherwise acquire, exchange, sell, let, or otherwise dispose of, own, maintain, develop, and improve any and all property, real or personal, plants, refineries, factories, warehouses, stores, and buildings of all kinds useful in connection with the business of the Corporation including the drilling for oil and gas wells or mining in any manner or by any method permitted by law on such real property.

     (c) To conduct and engage in any lawful business or activity for which corporations may be organized under the Act.


                               ARTICLE FOUR
                               Capital Stock
       Section 1.     Authorized Shares.     The aggregate number of shares
which the Corporation shall have authority to issue is One Million (1,000,000) shares of common stock of the par value of One Dollar
($1.00) each.

       Section 2. Cumulative Voting Denied.     No shareholder shall have the
right to cumulate his votes for the election of directors, but each share shall be entitled to one vote in the election of each director.

       Section 3. Denial of Pre-emptive Rights.     No shareholder shall be
entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation or by amendment thereof or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any shareholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the Corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the Corporation any shares of its capital stock; but all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock, or to which warrants shall be attached or appertain or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such persons, firms or corporations as in their absolute discretion they may deem advisable. The acceptance of stock in the Corporation shall be a waiver of any pre-emptive or preferential right which in the absence of this provision might otherwise be asserted by shareholders of the Corporation or any of them.

                             ARTICLE FIVE
                Initial Consideration for Issuance of Shares
     The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property received.

                              ARTICLE SIX
                    Initial Registered Office and Agent
     The post office address of the initial registered office of the Corporation is Route 1, Box 22E, Spicewood, Texas 78669, and the name of the initial registered agent of the Corporation, at such address, is Robert R. Marmor.

                            ARTICLE SEVEN
                     Data Respecting Directors

     Section 1. Board of Directors. The number of directors shall from time to time be fixed by the By-laws of the Corporation. The number of directors constituting the initial Board of Directors is one (1) who need not be a resident of the State of Texas or shareholder of the-Corporation.

      Section 2. Names and Addresses. The names and addresses of the persons who are elected to serve as directors until the first annual meeting of the shareholders, and until their successors shall have been elected and qualified are:
          Name                         Address
    Robert R. Marmor               Route 1, Box 22E
                                   Spicewood, Texas 78669

     Section 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to the By-laws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a ByLaw fixing the number of directors, the number shall be one (1).

                             ARTICLE EIGHT
                            Indemnification
The Corporation shall indemnify any person (and the heirs, executors and administrators of such person) who is or was a director, officer or employee of the Corporation or of any other corporation which he served as such at the request of the Corporation and of which the Corporation directly or indirectly is a shareholder or creditor, or in which it is in any way interested against any and all liability and reasonable expense (including attorneys' fees) that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or otherwise), civil or criminal, or in connection with an appeal relating thereto, in which he may become involved as a party or otherwise by reason of being or having been such a director, officer or employee
(whether or not a director, officer or employee at the time such liability and expense may be incurred) except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty to the Corporation or guilty of unlawful conduct in connection therewith. The Corporation shall also reimburse any such director, officer or employee for the reasonable costs of settlement, including reasonable expenses and attorneys' fees, of any such action, suit or proceeding, if it shall be found by a majority of a committee of directors not invovled in the matter in controversy, whether or not a quorum, that it is to the best interest of the Corporation that such settlement be made and that such director, officer or employee was not negligent or guilty of misconduct in the performance of his duty to the Corporation. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any by-laws, agreement, vote of shareholders, or as a matter of law or otherwise.
The Corporation shall have the power to purchase and maintain insurance on behalf of any such director, officer or employee, whether or not then serving, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Texas.

                             ARTICLE NINE
                 Transactions With The Corporation
     Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or otherwise known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interest director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification; and no director shall be liable to account to the Corporation for any profits realized by or from or through any such contract or other transaction by reason of interest therein when such contract or other transaction has been authorized or ratified in accordance with the foregoing. This Article Nine shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of this provision.

                             ARTICLE TEN
                    Data Respecting Incorporators
The name and address of the incorporator of the Corporation is:
                Name                             Address
         J. David Oppenheimer             Suite 620, 711 Navarro
                                          San Antonio, Texas 78205
IN WITNESS WHEREOF, I have hereunto set my hands this 13th day of November, 1979.


                                   INCORPORATOR:

                                    /s/ J. David Oppenheimer
                                   J. DAVID OPPENHEIMER

State of Texas
County of Bexar

     BEFORE ME, ______________________, a Notary Public in and for said county and state, on this ____ day of November, 1979, personally appeared J. DAVID OPPENHEIMER, who, being by me first duly sworn, severally declared that he is the person who signed the foregoing instrument as an Incorporator, and that the statements therein contained are true.

     WITNESS my hand and seal of office this ____ day of November,
1979.
                                                 /s/ Barbara Simon
                                               Notary Public in and for
                                               Bexar County, Texas

                                 EXHIBIT 4.2

                            ARTICLES OF AMENDMENT
                                     TO
                        THE ARTICLES OF INCORPORATION
                                     OF
                    SOUTH TEXAS DRILLING & EXPLORATION, INC.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                 ARTICLE I

     The name of the corporation is SOUTH TEXAS DRILLING & EXPLORATION, INC.

                                ARTICLE II

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on August 30, 2000. The amendment revises Article Four of the original Articles of Incorporation to increase the number of authorized shares of the Corporation's Common Stock from 15,000,000 to 30,000,000. Section 1 of Article Four of the Corporation's Articles of Incorporation is amended to read as follows:

                              "ARTICLE FOUR

     Section 1. Authorized Shares. The aggregate number of shares which the Corporation has authority to issue is 31,000,000 shares divided into: (A) one class of 30,000,000 shares of Common Stock with a par value of $0.10 per share, and (B) one class of 1,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided and issued in series as set forth in this Article Four."

     The balance of the provisions of Article Four as currently on file with the Texas Secretary of State's office remains unchanged.

                                 ARTICLE III

     The number of shares of the corporation outstanding at the time of such adoption was 10,952,845 shares of Common Stock, 400,000 shares of Series A Stock and 184,615 shares of Series B Stock, each class of stock having one vote per share, and the aggregate number of shares entitled to vote thereon was 12,675,920.

                                ARTICLE IV

     The above amendment to the Articles of Incorporation was ratified and approved by in excess of sixty-six and two-thirds (66 2/3%) percent of the outstanding shares of the Corporation entitled to vote at a meeting duly called and held on August 30, 2000, at which a quorum of shareholders was represented in person or by proxy and acted throughout.




DATED:  September 8, 2000        SOUTH TEXAS DRILLING & EXPLORATION, INC.

                                       By: /s/Wm. Stacy Locke
                                          Wm. Stacy Locke, President

                                EXHIBIT 4.4

                    SOUTH TEXAS DRILLING & EXPLORATION, INC.
                               1995 STOCK PLAN


     1. Purpose. This 1995 Stock Plan (the "Plan") is intended to provide incentives (a) to the officers and employees of South Texas Drilling & Exploration, Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under
Section 422A(b) of the Internal Revenue Code of 1986 (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, including persons providing regular services to the Company or Related Corporations ("Other Person or Entity"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); and (c) to outside directors by providing each of them with a grant of five-year options to purchase 10,000 shares of Common Stock upon becoming a director of the Company and thereafter by providing each of them with annual grants of five-year options to purchase 5,000 shares of Common Stock ("Outside
Directors' Options"). Anything in this Plan to the contrary notwithstanding, Stock Rights (as defined below) shall not be granted or awarded hereunder to any administrator or administrators if such grant, award or purchase would cause such administrator or administrators not to satisfy the "disinterested person" requirements of Rule 16b-3, or any successor or amended rule ("Rule 16b-3"), promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act").

     ISOs, Non-Qualified Options and Outside Directors' Options are referred to hereafter individually as an "Option" and collectively as "Options." Options are referred to hereafter as "Stock Rights." Recipients of such Stock Rights are hereafter referred to individually as an "Optionee" and collectively as "Optionees." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" respectively, as those terms are defined in Section 425 of the Code.


     2. Administration of the Plan. The Plan shall be administered (i) to the extent required by Rule 16b-3, by an administrator or administrators in compliance with Rule 16b-3, and (ii) in all other cases, by such administrator or administrators as the Board of Directors (the "Board") may designate (collectively, the "Administrators"). Subject to the terms of the Plan, the applicable Administrator shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 1 to receive ISOs) to whom ISOs may be granted and to determine (from among the class of individuals and entities eligible under paragraph 1 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted;
(iii) determine the option price of shares subject to each Option (subject to the requirements of paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine the time or times when each Option shall become exercisable and the duration of the exercise period (subject to paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Stock Rights and the nature of such restrictions, if any; and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it; however, neither the Board nor the applicable Administrator shall have any authority to determine whether or when an outside director shall receive or exercise Outside Directors' Options (or to determine the exercise price of such Outside Directors' Options) other than to ensure compliance with the terms of the Plan with respect to Outside Directors' Options. With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the applicable Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the applicable Administrator. The interpretation and construction by the applicable Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. Administrators or the Board may from time to time adopt such rules and regulations for carrying out the Plan as they may deem best. No member of the Board, any Administrator nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.


    3. Stock. The stock subject to the Stock Rights shall be authorized but unissued shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 1,500,000; provided, however, that in no event shall the number of shares of Common Stock subject to, and issued upon the exercise of, ISOs exceed 1,500,000 in the aggregate; and provided, further that the maximum number of shares of Common Stock issuable under the Plan to any employee of the Company in any calendar year shall not exceed 1,200,000. The number of shares authorized for the grant of Stock Rights under the Plan shall be subject to adjustment as provided in paragraph 8. If any Option or any other Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any unvested shares issued pursuant to any Stock Right, the unpurchased shares subject to such Options or Stock Rights and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan to the extent permitted by Rule 16b-3.


     4. ISO Provisions. Any of the following provisions shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations issued thereunder.

          A. Grant of ISO. All ISOs shall be granted under the Plan within ten (10) years of the date of the Plan's adoption by the Board or the date the Plan receives the requisite shareholder approval, whichever is earlier.

          B.     Minimum Option Price for ISOs.

                    (i) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the fair market value per share of Common Stock on the date of grant.

                    (ii) In no event shall the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceed $100,000.

                    (iii) If, at the time an ISO is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (a) the last reported sales price of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (b) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (c) the closing bid price (or the average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time an ISO is granted under the Plan, "fair market value" shall be deemed to be the fair market value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

          C. Duration of ISOs. Subject to earlier termination as provided in subparagraphs F and G hereunder, each ISO shall expire on the date specified by the applicable Administrator, but not more than (i) ten years from the date of grant in the case of ISOs generally, and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to the foregoing provisions and such earlier termination as provided in said subparagraphs F and G, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to subparagraph K below.

          D. Eligible Employees. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

          E. Acceleration of Exercise of ISOs. The Administrator shall not, without the consent of the Optionee, accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into a Non-Qualified Option pursuant to subparagraph K below) if such acceleration would violate the annual vesting limitation contained in Section 422A(d) of the Code, as described in subparagraph B(ii) hereinabove.

         F. Effect of Termination of Employment on ISOs. If an ISO Optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability (as such term is defined in subparagraph G hereunder), any ISO granted to such Optionee within the six-month period immediately preceding such termination shall be cancelled forthwith. With respect to any ISOs granted to such Optionee more than six months prior to such termination, no further installments of such ISOs shall become exercisable and his ISOs shall terminate after the passage of 90 days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to subparagraph K below. Leave of absence with the written approval of the applicable Administrator shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the employee after the approved period of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such Optionee's right to reemployment is guaranteed by statute. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the Optionee continues to be an employee of the Company or any Related Corporation.

          G. Effect of Death or Disability on ISOs. If an Optionee ceases to be employed by the Company or any Related Corporation by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year of the death of the Optionee.

     If an Optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year from the date of the termination of the Optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in
Section 22(e)(3) of the Code or successor statute.

          H. Adjustments. Any adjustment made pursuant to paragraphs 8(A) or (B) with respect to ISOs shall be made only after the applicable Administrator, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 425 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the applicable Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

     I. Notice to Company of Disqualifying Dispositions. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a "disqualifying disposition" of any Common Stock acquired pursuant to the exercise of an ISO. A "disqualifying disposition" is any disposition (including any sale) of such Common Stock before the later of
(a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

          J. Other Requirements. ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Code or the regulations issued thereunder.

          K. Conversion of ISOs into Non-Qualified Options; Termination of ISOs. The applicable Administrator, at the written request of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the applicable Administrator (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the applicable Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of paragraph 5 or any other paragraph of the Plan. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The applicable Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.


     5.     Non-Qualified Options.

          A. Minimum Option Price. The price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. If, at the time a Non-Qualified Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Non-Qualified Option is granted and shall mean (i) the last reported sales price of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or
(ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or the average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time a Non-Qualified Option is granted under the Plan, "fair market value" shall be deemed to be the fair market value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

          B. Duration of Non-Qualified Options. Each Non-Qualified Option shall expire on the date specified by the applicable Administrator, but not more than ten (10) years from the date of grant.

          C. Vesting of Non-Qualified Options. Subject to any shorter or longer vesting period and any termination provisions which the applicable Administrator may impose, a Non-Qualified Option shall be exercisable as follows: (i) 20% of the shares under the Non-Qualified Option shall be exercisable one calendar year after the date of its grant, (ii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable two calendar years after the date of its grant, (iii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable three calendar years after the date of its grant, (iv) an additional 20% of the shares under the Non-Qualified Option shall be exercisable four calendar years after the date of its grant, and (v) the last 20% of the shares under the Non-Qualified Option shall be exercisable five calendar years after the date of its grant.

          D. Maintain Non-ISO Status. If the applicable Administrator determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422A of the Code and the regulations promulgated thereunder, to ensure that such Non-Qualified Option is not treated as an ISO.
     6.     Outside Directors' Options.

          A. Grant. Upon becoming a director of the Company each outside director shall receive an option to purchase 10,000 shares of Common Stock and on June 15 of each calendar year after the date the Plan is approved by the shareholders of the Company, each outside director then serving shall receive an option to purchase 5,000 shares of Common Stock (individually, an "Outside Director's Option," and collectively, "Outside Directors' Options"). In order to phase in the Company's Outside Director's Option program, current outside directors shall be granted an Outside Director's Option to purchase 10,000 shares on June 15, 1995.

          B. Minimum Purchase Price. The exercise price per share of the Outside Directors' Options shall not be less than the fair market value per share of Common Stock on the date of such grant. If, at the time an Outside Director's Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Outside Director's Option is granted and shall mean
(i) the last reported sales price of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or
(iii) the closing bid price (or the average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List.
However, if the Common Stock is not publicly traded at the time an Outside Director's Option is granted under the Plan, "fair market value" shall be the average of the three most recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

        C. Duration of Outside Directors' Options. Each Outside Director's Option shall expire five (5) years from the date of grant; otherwise, an Outside Director's Option shall not be subject to forfeiture or termination.

          D. Exercise. An outside director may exercise an Outside Director's Option, if exercisable, by providing written notice to the Company addressed to the Secretary of the Company at 9310 Broadway, Bldg. I, San Antonio, Texas 78217. The written notice shall specify the number of options being exercised, and by paying the full exercise price. The written notice shall also include such written representations, warranties and covenants as may be required by the Company, Company counsel or the applicable Administrator.

          E. Maintain Non-ISO Status. The applicable Administrator shall take whatever actions it deems necessary, under Section 422A of the Code and the regulations promulgated thereunder, to ensure that any such Outside Director's Option is not treated as an ISO.

          F. Holding Period and Termination. An outside director may not dispose of any shares acquired as a result of the exercise of an Outside Director's Option until six months after the date of the "grant" of the Outside Director's Option, as determined in accordance with Rule 16(b)-3. Upon the termination of the Plan or the unavailability of shares of Common Stock for issuance under the Plan, no additional Outside Directors' Options shall be granted.


     7. Written Agreements. Stock Rights shall be evidenced by instruments (which need not be identical) in such forms as the applicable Administrator may from time to time approve. Such instruments shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms and conditions and provisions as the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Stock Rights. A Stock Right may provide for acceleration of exercise in the event of a change in control of the Company, in the discretion of and as defined by the applicable Administrator. The applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.


     8. Adjustments. Upon the happening of any of the following described events, an Optionee's rights with respect to Options granted to him hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Stock Right.

          A. Certain Corporate Events. In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each grantee of a Stock Right shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such grantee would have been entitled to purchase (or have used for measurement purposes) except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

          B. Stock Dividends. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to a Stock Right hereunder, each grantee upon exercising a Stock Right shall be entitled to receive (for the purchase price paid upon such exercise) (or have used for measurement purposes) the shares or other consideration as to which he is exercising his Stock Right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, or other consideration as he would have received if he had been the holder of the shares as to which he is exercising (or which are used for measurement in connection with) his Stock Right at all times between the date of grant of such Stock Right and the date of its exercise.

          C. New Securities. If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning such restricted Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such New Securities were issued.

         D. Cash Dividends. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the applicable Administrator in the instrument evidencing such Stock Right.

          E. Fractional Shares. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to a grantee pursuant to a Stock Right shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the grantee shall receive from the Company cash in lieu of such fractional shares.

          F. Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 3 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 8 and, subject to paragraph 4(H), its determination shall be conclusive.


     9. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised as specified in the written instrument granting such Stock Right, which instrument may specify any legal method of exercise. The holder of a Stock Right exercisable for shares shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares.
Except as expressly provided above in paragraph 8 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     10. Transferability of Stock Rights. Except as otherwise provided in the Plan, no Stock Right granted under the Plan shall be transferrable by an Optionee other than by (i) will or the laws of descent and distribution, or
(ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.


     11. Term of the Plan. This Plan was adopted by the Board as of April 21, 1995, effective as of May 1, 1995, subject to approval of the Plan by the holders of a majority of the outstanding shares of the Company at the next meeting of shareholders present in person or by proxy at the next meeting of shareholders. Stock Rights may be granted under the Plan at any time on or after May 1, 1995, even if prior to the date of shareholder approval of the Plan; provided, however, that such date shall not be prior to the date on which the applicable Administrator acts to approve the grant or award. If the requisite shareholder approval is not obtained by April 21, 1996, any grants of ISOs under the Plan and any grants of Stock Rights to officers and directors, as the case may be, made prior to that date will be automatically rescinded, except in the case of an ISO granted to Wm. Stacy Locke which, in such event, shall remain in effect but without the benefits of this Plan.


     12. Termination; Amendment. The Board may terminate or amend the Plan in any respect at any time, except that (i) no amendment requiring shareholder approval under provisions of the Code and related regulations relating to ISOs or under Rule 16b-3 will be effective without approval of shareholders as required and within the times set by such rules, and (ii) no amendment may be made more than once every six (6) months to the provisions of the Plan dealing with, related to, affecting or governing Outside Directors' Options (other than those required to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, or Rule 16b-3).


     13. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Stock Rights authorized under the Plan shall be used for general corporate purposes.


     14. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.


    15. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, an Outside Director's Option, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 4(I)), the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, or any other event in connection with a Stock Right, the Company, in accordance with Section 3402(a) of the Code, may require the Optionee, purchaser, or holder or exerciser of a Stock Right to pay additional withholding taxes in respect of the amount that is considered compensation includable in such person's gross income.


     16. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

                                EXHIBIT 5.1

                        Matthews & Branscomb, P.C.
                      112 E. Pecan Street, Suite 1100
                         San Antonio, Texas 78205


                              October 17, 2000



South Texas Drilling & Exploration, Inc.
9310 Broadway Bldg. 1
San Antonio, Texas 78217
Attn: Mr. W. Stacy Locke

Gentlemen:

     We have acted as special securities counsel for South Texas Drilling & Exploration, Inc., a Texas corporation (the "Company"), in connection with various legal matters relating to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the 3,000,000 shares of common stock, $0.10 par value per share (the "Common Stock") of the Company which may be purchased pursuant to exercise of options granted pursuant to the Company's 1995 South Texas Drilling & Exploration, Inc. Stock Plan and the 1999 South Texas Drilling & Exploration, Inc. Stock Plan (collectively, the "Plans"). We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination, advise you that in our opinion, the 3,000,000 shares of Common Stock to be issued to participants in the Plans will, when issued pursuant to the terms of the Pan, be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                              Very truly yours,

                              MATTHEWS & BRANSCOMB, P.C.



                              BY: /s/ John D. Fisch
                                   John D. Fisch


                                  EXHIBIT 23.1

                          Independent Auditors' Consent




The Board of Directors
South Texas Drilling & Exploration, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of South Texas Drilling & Exploration, Inc. of our report dated June 2, 2000, relating to the consolidated balance sheets of South Texas Drilling & Exploration, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2000 and related schedule, which report appears in the March 31, 2000 Form 10-K of South Texas Drilling & Exploration, Inc.


                                             /s/ KPMG, LLP
                                                KPMG, LLP


San Antonio, Texas
October 10, 2000